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                         PROLOAN MASTER AGREEMENT


      THIS PROLOAN MASTER AGREEMENT (the "Agreement") entered into this ---------- day of ------------, 1997, by and between Builders ProLoan Fund, Inc., a Maryland corporation (the "Fund") with its principal place of business at 222 South Central Avenue, Suite 300, St. Louis, MO 63105, and ----------------, a bank with its principal place of business at ---------------- (the "Originator").

      WHEREAS, the Fund desires to acquire mortgage-backed securities secured by home mortgages originated through the ProLoan program, as described in the Fund's most currently effective registration statement filed with the Securities and Exchange Commission (the "ProLoan Program"), pursuant to which borrowers of homes that are substantially union-built and newly constructed or substantially renovated may qualify for home mortgage loans with an extended interest rate protection period ("Qualified Mortgage Loans");

      WHEREAS, the Originator desires to originate Qualified Mortgage Loans under the ProLoan Program and to submit pools of such Loans to the Government National Mortgage Association ("GNMA"), the Federal National Mortgage Association ("FNMA") or the Federal Home Loan Mortgage Corporation ("FHLMC"), as appropriate, to be securitized; and

      NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties to this Agreement agree as follows:

I.   ORIGINATION OF QUALIFIED MORTGAGE LOANS

     A.    Qualified Mortgage Loans.  As described in the Fund's current
           ------------------------
prospectus, a copy of which has been delivered to the Originator, a Qualified Mortgage Loan is defined as a home mortgage loan originated with respect to a single- or multi-family home that will be newly constructed or substantially renovated by a contractor and subcontractors who have been approved by Capital Mortgage Management, Inc., the Fund's manager (the "Manager"), and that is located in a subdivision or other site approved by the Manager. Single family homes shall include PUD units or condominiums which have received all applicable project approvals from GNMA, FNMA and/or FHLMC. To the extent the above description of a Qualified Mortgage Loan differs from the description contained in the Fund's current registration statement, such registration statement shall govern the terms of this Agreement.

     B.    Rate Schedule.  The Fund's subadviser, Commerce Bank, N.A. (the
           -------------
"Subadviser") shall establish and transmit via facsimile to the Originator no less than weekly a schedule of the interest rate and the discount points ("Rate Schedule") at which the Originator shall offer Qualified Mortgage Loans for the time period specified in the Rate Schedule. The Rate Schedule shall be transmitted on the day of the week set forth in the "Current Terms of the ProLoan Program," as amended from time to time, as attached hereto as Exhibit A (the "Terms Sheet"). A Rate Schedule shall remain in effect for a period of seven (7) calendar days, unless


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the Originator receives via facsimile a new Rate Schedule from the Subadviser prior to that time. The Subadviser may change a Rate Schedule at any time while it is in effect by facsimile notice to the Originator, which notice shall be effective upon receipt by the Originator.

As used herein, "interest rate" shall mean the loan interest rate payable by the borrower on his or her Qualified Mortgage Loan and "discount points" shall mean the percentage of the principal amount (if any) of a Qualified Mortgage Loan charged to the borrower by the Originator at loan closing and taken into account in calculating the Bid Price pursuant to Section I.(J) below.

     C.   PROLOAN APPLICATIONS.  Originator hereby agrees to offer
          --------------------
Qualified Mortgage Loans to borrowers at the interest rate and discount points specified in the current Rate Schedule in effect on the "Rate Determination Date," which shall be the date on which the Originator accepts the borrower's ProLoan application or, if the Originator permits the borrower to select a later date, on the date selected by the borrower. Originator shall accept and process ProLoan applications for Qualified Mortgage Loans according to its usual and customary procedures for applications for mortgage loans with similar characteristics.

Each week, on the day of the week set forth in the Terms Sheet, Originator shall prepare and deliver via facsimile to the Fund a Disclosure Statement signed by an officer of the Originator that lists, for the week ended on the immediately preceding day, the following information: (i) with respect to each ProLoan application received by the Originator during such week, the applicant's name and principal loan amount, the identity of the builder and the location of the subdivision in which the borrower's home is to be constructed or substantially renovated; (ii) the name of each borrower whose Rate Determination Date fell within such week; and (iii) the Rate Determination Date for each such borrower.

     D.  PROLOAN COMMITMENT FEE.  On the date that a borrower submits a
         ----------------------
ProLoan application for a Qualified Mortgage Loan, the borrower shall pay to the Originator a commitment fee as specified in the Terms Sheet. Originator shall remit the aggregate amount of all commitment fees received by the Originator during the previous week to the Fund weekly, on the day of the week set forth in the Terms Sheet. The Fund shall not be committed to acquire an issue of mortgage-backed securities secured by a particular Qualified Mortgage Loan until the Originator has received a commitment fee in good funds for that Loan. On each day that the Originator is open for business, the Originator shall transmit via facsimile to the Manager and the Subadviser a report signed by an officer of the Originator that lists: (1) the name and principal loan amount of each borrower who has submitted a ProLoan application that day; (2) the amount of such ProLoan applicant's commitment fee; and (3) the terms of the borrower's Qualified Mortgage Loan, including the interest rate if the borrower has chosen to lock in an interest rate on that day.

The commitment fee shall be credited by the Fund to the borrower at the closing of the Qualified Mortgage Loan as required by its terms. If a Qualified Mortgage Loan is not closed within the one hundred eighty (180) day period (plus any extensions thereof approved in advance by the

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Subadviser), the Fund shall retain for its own account the commitment fee received for such Loan.

     E.   FEES AND EXPENSES:  Originator shall not charge a borrower any
          -----------------
amount in connection with the origination of a Qualified Mortgage Loan other than the following: (1) the discount points set forth on the most current Rate Schedule; (2) the ProLoan application processing fee set forth in the Terms Sheet; (3) the ProLoan commitment fee set forth in the Terms Sheet; (4) such other fees as may, from time to time, be set forth in the Terms Sheet; and (5) customary closing expenses.

     F.    Loan Underwriting.  Each Qualified Mortgage Loan shall be
           -----------------
underwritten by the Originator in accordance with all applicable published underwriting guidelines of GNMA, FNMA and FHLMC, as applicable, and shall be guaranteed by the Originator to be in conformance with all state and federal laws, rules and regulations governing mortgage loans of such type. All Qualified Mortgage Loans will be originated, processed, underwritten and closed by loan officers of the Originator.

     G.   CLOSING QUALIFIED MORTGAGE LOANS.  Each Qualified Mortgage
          --------------------------------
Loan that is closed within one hundred eighty (180) days after the Rate Determination Date for such Loan shall remain a Qualified Mortgage Loan and shall be submitted by the Originator to GNMA, FNMA or FHLMC, as appropriate, for the government agency's guarantee and to be securitized. In the event that a Qualified Mortgage Loan is not closed within the one hundred eighty
(180) day period, the interest rate and discount points applicable to such Qualified Mortgage Loan must be approved at the time of the Loan closing by the Fund's Subadviser in its discretion, failing which the Loan will cease to be a Qualified Mortgage Loan. The Subadviser, in its discretion, may grant the borrower an extended interest rate protection period as described in the Terms Sheet.

Originator shall keep the Manager and the Subadviser informed daily via facsimile of the number, principal loan amount and terms of all Qualified Mortgage Loans closed by the Originator. The Originator shall give its best advice and recommendations to the Subadviser as to the most advantageous packaging and/or sale of Qualified Mortgage Loans and timing of submission for securitization or sale of such Loans to GNMA, FNMA or FHLMC, and shall act in accordance with the decision of the Subadviser as to all such matters.

     H.    Float-Down Fee.  In the event that the interest rate specified
           --------------
in the Rate Schedule in effect fifteen (15) days (or such other time period as specified in the Terms Sheet) prior to the closing of a Qualified Mortgage Loan would be more favorable to the borrower than the interest rate set on the Rate Determination Date, the Subadviser may, in its discretion, approve terms and conditions upon which the borrower's interest rate may be lowered for an additional fee from the borrower as described in the Terms Sheet. The Originator must receive prior approval from the Subadviser before allowing any float-down.

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     I.   FUND'S OPTION TO PURCHASE OR SELL.  At the direction of the
          ---------------------------------
Subadviser, the Originator shall: (1) deliver all or a portion of the closed Qualified Mortgage Loans to the Fund in an approved, securitized format within 60 days after the closing date of such Loans (the "Delivery Date"); and/or (2) sell any closed Qualified Mortgage Loan which the Fund has committed to acquire in the form of an issue of mortgage-backed securities secured by such Loan to a third party and deliver to the Fund within the time period specified in the Terms Sheet an amount equal to the positive difference, if any, between the market price for such Loan and the price at which the Fund has committed to acquire such Loan; provided, however, that if the market price of such Loan is less than the Fund's committed purchase price, the Fund shall remit to the Originator the difference between the market price and the commitment purchase price.

     J.    Bid Price. The Bid Price with respect to each Qualified Mortgage
           ---------
Loan shall be that percentage which is equal to one hundred percent (100%) of the face value of such Loan, less the Discount Points applicable with respect to such Qualified Mortgage Loan. By way of example only, in the event that two (2) Discount Points are applicable with respect to a Qualified Mortgage Loan, the Bid Price for such Qualified Mortgage Loan would be ninety-eight percent (98%), calculated as follows: 100% - 2 - 98%.


II.  PURCHASE AND DELIVERY OF SECURITIES

     A.   OBLIGATIONS OF ORIGINATOR.  Originator hereby agrees to
          -------------------------
procure for the Fund, on a best efforts basis, mortgage-backed securities issued by GNMA, FNMA or FHLMC in the form of GNMA or FNMA Certificates or FHLMC Gold Participation Certificates, respectively (collectively referred to herein as "Securities"), in such quantities as the Subadviser may in its absolute discretion request from time to time in the form of a Certificate attached hereto as Exhibit B. The terms and conditions set forth in this Agreement shall be applicable to, and incorporated in, each request for Securities submitted by the Subadviser on behalf of the Fund as provided herein.

     B.   PERMISSIBLE SECURITIES.  GNMA or FNMA Certificates or FHLMC
          ----------------------
Gold Participation Certificates delivered to the Fund hereunder shall be guaranteed as to the timely payment of interest and principal by GNMA, FNMA or FHLMC, respectively, and shall be backed exclusively by Qualified Mortgage Loans. Such Securities must be issued according to the GNMA, FNMA or FHLMC Sellers' and Servicers' Guide, as appropriate.

     C.    Fund's Requests for Origination.  The Fund may submit to the
           -------------------------------
Originator requests for origination of Qualified Mortgage Loans at such times, and in such amounts, as the Fund may specify in its discretion. Each request for origination shall be given on a Certificate in substantially the form of Exhibit B attached hereto, which shall specify a total aggregate principal face amount of Qualified Mortgage Loans to be originated pursuant to that Certificate. The Originator shall signify its acceptance of each Certificate by countersigning and returning a copy of the Certificate. Upon acceptance, each such request shall constitute a binding agreement between the Fund and the Originator for the purchase and sale of Securities

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secured by the Qualified Mortgage Loans originated by Originator in accordance with the terms of the Certificate and the terms of this Agreement. The Fund may withdraw a Certificate by written notice to the Originator.

     D.   ACCEPTANCE OF REQUEST.  Upon acceptance of a request by the
          ---------------------
Fund for origination of Qualified Mortgage Loans, the Originator will employ its best efforts, skill and expertise in compliance with all terms and conditions of the Certificate and this Agreement, to market, originate, package and sell sufficient Qualified Mortgage Loans to GNMA, FNMA and FHLMC to procure issuance by the appropriate government agency of Securities in the dollar amount specified in the Certificate. Each order may be filled within a certain tolerance of the principal amount as specified by the Subadviser in the Certificate. The principal face amount of each issue of Securities shall not be less than $1,000,000, unless the Subadviser agrees, in its discretion, to accept a smaller denomination because of market conditions.

     E.   DELIVERY OF SECURITIES.  Delivery of Securities shall mean
          ----------------------
delivery in book-entry form to the Fund's custodian, UMB Bank, N.A. in Kansas City, Missouri (the "Custodian") on the Delivery Date. The time of delivery shall be the time when the Custodian receives confirmation from the Federal Reserve Bank that the Fund's account has been credited with an issue of Securities. Each issue of Securities delivered to the Fund hereunder must be accompanied by a schedule of the Qualified Mortgage Loans backing such Securities.

     F.   DELIVERY PRICE.  For each issue of Securities delivered to the
          --------------
Fund hereunder, the Delivery Price of such Securities shall be equal to the weighted average of the Bid Prices of all Qualified Mortgage Loans backing such Securities multiplied by the principal face amount of the Securities. By way of example only, the Delivery Price of two Qualified Mortgage Loans would be calculated as set forth below, assuming one such Loan has a principal amount of $100,000 and a Bid Price of 99%, and the second Loan has a principal amount of $150,000 and a Bid Price of 98%:

      (100,000 x 99) + (150,000 x 98)   - 24,600,000  -  98.4%
      -------------------------------     ----------     =====
            100,000  + 150,000              250,000

     G.   PAYMENT FOR SECURITIES.  Payment for all Securities delivered
          ----------------------
hereunder shall be due and payable by the Fund upon delivery of such Securities in the manner specified above. Payment shall be in the amount of the Delivery Price, subject to any adjustments agreed upon by the Originator and the Subadviser, together with an amount equal to the interest accrued on such Securities and unpaid at the date of delivery, less the amount of any principal paid on account of such Securities prior to the date of delivery. The Fund may refuse to accept delivery of, or to purchase, any Securities which are not delivered prior to the time of the first payment of principal or interest thereon by the issuing agency.

     H. FAILURE TO DELIVER. In the event that a Security is not delivered to the Fund on the Delivery Date, the Originator shall be liable to the Fund for an amount equal to all interest that would have been due and payable on the Loans after the closing date, had timely delivery

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been made.  The Fund shall not be obligated to accept a Security after the
Delivery Date and, instead, may retain for its own account the commitment fees received for the Qualified Mortgage Loans which back that issue of Securities.

III. TERMINATION AND NOTIFICATION

     A.   TERMINATION.  This Agreement shall terminate upon the occurrence
          -----------
of any of the following events:

      (1) The Fund ceases to be a registered investment company under the Investment Company Act of 1940;

      (2)   The bankruptcy of the Originator; or

      (3) The mutual agreement of all of the parties to terminate this Agreement.

     B.   MODIFICATION AND WAIVERS.  This Agreement may be amended,
          ------------------------
modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance.

IV.  MISCELLANEOUS

     A.   DISPUTE RESOLUTION.  Any controversy or claim arising out of or
          ------------------
relating to this Agreement, its interpretation or its enforcement shall be submitted to arbitration in St. Louis County, Missouri. Such arbitration shall be governed in accordance with the commercial arbitration rules of the American Arbitration Association then in effect in that area. The parties hereto consent to the jurisdiction and venue of the Circuit Court of St. Louis County, Missouri and the United States District Court for the Eastern District of Missouri for the entry of judgment relating to any award of the arbitrator or for the issuance of any injunction or compulsion of specific performance pursuant to this Section IV.A. Notwithstanding the foregoing, the parties recognize that irreparable injury will result to their business and property in the event of the breach of this Agreement. Therefore, the parties agree that in the event any party actually or anticipatorily breaches this Agreement, the other parties shall be entitled, in addition to any other remedies and damages available, (i) to an injunction to restrain any such violation, and (ii) to compel specific performance of the terms and conditions of this Agreement, which injunction or compulsion shall be terminated at such time as a final and binding determination is made by the arbitrator(s), to the extent that such determination is in conflict with such injunction or compulsion. The court granting such relief shall retain jurisdiction to enforce such injunction, compulsion and arbitration determination to the extent that there is no conflict. Any party shall be entitled to receive his costs and expenses incurred in bringing or defending any claim arising under this Agreement in which he prevails, including reasonable attorneys' fees.

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     B.    Notice.  Any notice required or permitted to be given under this
           ------
Agreement shall be in writing and shall be effective upon delivery by personal delivery, facsimile telecopy, or registered mail to the following addresses:

      The Fund:          222 South Central Avenue
                         Suite 300
                         St. Louis, Missouri  63105
                         Attn:  John W. Stewart
                         Facsimile:  (314) 725-5819

      The Subadviser:    8000 Forsyth Blvd.
                         St. Louis, Missouri  63105
                         Attn:  Scott M. Colbert
                         Facsimile:  (314) 746-3728

      The Originator:


or at such other address as is set forth in a notice to all of the parties.

     C.    SEVERABILITY.  The invalidity or unenforceability of any
           ------------
particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

     D.   SUCCESSORS AND ASSIGNS.  This Agreement shall be binding on
          ----------------------
and inure to the benefit of each party's successors and assigns. The Fund may assign its commitments to acquire mortgage-backed securities secured by Qualified Mortgage Loans and the related servicing rights to such Loans under this Agreement without notice to the Originator; provided that, however, neither party to this Agreement, or any Person bound by its terms, may assign any other of his or her rights or delegate any of his or her duties under the Agreement.

     E.    ENTIRE AGREEMENT AND REVOCATION OF PRIOR AGREEMENTS.
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This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all prior understandings with respect thereto.

     F.    GOVERNING LAW.  This Agreement shall be governed by and
           -------------
construed in accordance with the laws of the State of Missouri applicable to agreements made and to be performed entirely within such State.

     G.   HEADINGS.  The headings in this Agreement are for reference
          --------
purposes only and shall not in any way affect the meaning or construction of this Agreement.

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

     H.   COUNTERPARTS.  This Agreement may be executed in two or more
          ------------
counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

              THIS CONTRACT CONTAINS A BINDING ARBITRATION PROVISION
                      THAT MAY BE ENFORCED BY THE PARTIES.


ORIGINATOR                                       BUILDERS PROLOAN FUND, INC.



By:---------------------------------------     By:----------------------------
                                                   John W. Stewart
Name:-------------------------------------            President

Title:------------------------------------

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                                                                  EXHIBIT A


                 CURRENT TERMS OF THE PROLOAN PROGRAM

1.    Rate Schedule.  The Rate Schedule will be transmitted by the Subadviser
      -------------
to the Originator via facsimile on ------ of each week at ------ p.m. The Rate Schedule will remain in effect until ------ at ---- p.m., unless the Originator receives a new Rate Schedule from the Subadviser prior to that time.

2.    Disclosure Statement.  The Originator will transmit to the Manager on
      --------------------
-------- of each week at ------- p.m. a Disclosure Statement, signed by an officer of the Originator, that lists the following information from the previous week: (1) a list of ProLoan applications, including the borrower's name and principal loan amount, the identity of the builder and the location of the subdivision in which the borrower's home is to be built or substantially renovated; (2) the name of each borrower whose Rate Determination Date fell within such week; and (3) the Rate Determination Date for each such borrower.

3.    ProLoan Application Processing Fee. $------ per application.
      ----------------------------------

4.    ProLoan Commitment Fee.  ----% of the principal amount of borrower's
      ----------------------
ProLoan home mortgage loan.

5.    Remittance of Commitment Fees.  The Originator will remit to the Fund's
      -----------------------------
custodian, UMB Bank, N.A. via check or wire transfer on -------- of each week at ----- p.m. the ProLoan commitment fees received for the previous week and notify the Manager of such remittance.

6.    Extensions of Interest Rate Protection.  Subadviser, at its discretion,
      --------------------------------------
may grant a borrower one or more thirty (30) day extensions of interest rate protection for a fee of ---% from the borrower.

7.    Float-Down Fee.  In the event that the interest rate specified in the
      --------------
Rate Schedule in effect fifteen (15) days prior to the closing of a Qualified Mortgage Loan is more favorable to the borrower than the interest rate set on the Rate Determination Date, the borrower may pay a fee of -----% of his or her principal loan amount to reduce the interest rate on his or her Qualified Mortgage Loan. This "float-down fee" will be retained by the Fund.

8.    Sales of Qualified Mortgage Loans Prior to Securitization.  If so
      ---------------------------------------------------------
requested by the Subadviser pursuant to Section I(I), the Originator shall sell any Qualified Mortgage Loan which the Fund has committed to acquire in the form of an issue of mortgage-backed securities secured by such Loan to a third party and shall remit to the Fund within ten (10) calendar days the positive difference, if any, between the market price of the Loan and the price at which the Fund has committed to acquire the Loan; provided that, however, if the market price is less than the Fund's committed purchase price, the Fund shall remit to the Originator the difference between the market price and the commitment price.

Dated:  October ---, 1997

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                                                                    EXHIBIT B

                          CERTIFICATE


CERTIFICATE DATE:-----------------------------CERTIFICATE NO.-----------------

This Certificate is issued pursuant to the terms of the ProLoan Master Agreement dated October ---, 1997, by and between Builders ProLoan Fund, Inc. (the "Fund") and ----------------- (the "Originator").

The Fund hereby requests that the Originator originate Qualified Mortgage Loans in the total aggregate principal face amount of $--------------------, under the terms and conditions set forth in the ProLoan Master Agreement by and between the Fund and the Originator. This Certificate may be filled within a tolerance of plus or minus ----% of the principal amount.


BUILDERS PROLOAN FUND, INC.


By:-----------------------------------------
      John W. Stewart
      President


ACCEPTED:


By:------------------------------------------

Title:---------------------------------------

Date:----------------------------------------

                                    B-1